YP CORP ANNOUNCES CONTRACT EXTENSION FOR JOHN RAVEN

February 21, 2006 - Business Wire, Mesa, Arizona - YP Corp (YPNT: OTCBB), a leading provider of nationwide Internet Yellow Pages and related services, today announced the extension of the management contract with John J. Raven, the Company’s Chief Operating Officer.

Today YP Corp announced the two year extension of a management contract with John J Raven, Chief Operating Officer. John J Raven has been Chief Technology Officer since August of 2003, and was named Chief Operating Officer in June 2005. In this capacity, Mr. Raven will continue to have total responsibility for all daily operations at the Company.

Commenting on this extension Daniel L. Coury Sr., Chairman of the Board said, “I am extremely pleased that John is committed in his leadership role for the long term. His accomplishments are many in both the Technology and Operations role, including continuous development of our website, sharply improving our management information and planning systems, as well as establishing new marketing and billing channels. I look forward to working closely with John to continue to improve the Company’s product offering, financial performance, and shareholder value.”

John Raven commented, “I am very pleased with this contract extension. It represents my long term commitment to the success of YP Corp.”

About YP Corp
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ™ (“IAP”) that includes a Mini-WebPage ™ and Preferred Listing through its Yellow Pages website at www.yp.com. The Company’s website contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complements its Yellow Pages website, including an Internet Dial-Up Package ™ (dial-up internet access) and QuickSite ™ (website design & hosting services).

YP Corp. is a longstanding member, exhibitor, and sponsor of the two major Yellow Pages trade associations - Yellow Pages Association (YPA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, Ariz., and Las Vegas. For more information, visit the website at www.yp.com.

Forward-Looking Disclaimer
This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties, and other factors that may cause actual results, performance, or achievements of YP Corp and its subsidiary to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact Information
YP Corp.
Investor Relations
Ph: 480-654-9646 x1239
Fax: 480-654-9747